Exhibit 10.11

ASSET PURCHASE AGREEMENT

by and between

INTERNET MEDIA SERVICES, INC.,

as Buyer,

and

ENTHUSIAST MEDIA HOLDINGS, INC.,

as Seller

Dated March 7, 2012

ARTICLE I.	DEFINITIONS
1.1	Definitions
ARTICLE II.	PURCHASE AND SALE
2.1	Purchase and Sale
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Closing
ARTICLE III.	CONSIDERATION
3.1	Purchase Price
3.2	Legend on IMS Common Certificate
3.3	Allocation of Purchase Price
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization, Qualification and Authority
4.2	No Violations
4.3	Real Property
4.4	Personal Property
4.5	Contracts
4.6	Litigation
4.7	Intellectual Property
4.8	Insurance
4.9	Tax Returns; Taxes
4.10	Affiliate Interests
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization, Qualification and Authority
5.2	No Violations
5.3	Broker’s or Finder’s Fee
5.4	IMS Common Stock
5.5	Capitalization
5.6	Registration Rights
5.7	Litigation
5.8	Absence of Borrowed Indebtedness and Assets; Unclosed Liabilities
5.9	Material Liabilities
5.10	Tax Returns; Taxes
5.11	Disclosure
ARTICLE VI.	CERTAIN COVENANTS
6.1	Further Assurances
6.2	Non-Competition, Non-Disclosure, Non-Solictation
ARTICLE VII.	INDEMNIFICATION
7.1	Indemnification
7.2	Indemnification Procedures – Third Party Claims
7.3	Indemnification Procedures – Other Claims, Indemnification Generally
ARTICLE VIII.	MISCELLANEOUS
8.1	Publicity
8.2	Entire Agreement
8.3	Notices
8.4	Non-Assignable Assets
8.5	Waivers and Amendments
8.6	Survival
8.7	Counterparts
8.8	Governing Law; Severability
8.9	Assignment
8.10	Negotiated Agreement
8.11	Expenses; Taxes
8.12	Third Party Beneficiary
8.13	Headings

EXHIBITS

Exhibit A	Form of Assignment of Domain Name
Exhibit	Bill of Sale
Exhibit C	Lock-Up Agreement
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Blanket Release by Creditors of Seller

SCHEDULES

Schedule 2.1(a)	Equipment
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	Contracts
Schedule 2.1(e)	Proprietary Rights
Schedule 2.1 (f)	Trade Accounts Receivable
Schedule 2.1(h)	Cash and Cash Equivalents
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.4(a)(v)	Closing Balance Sheet
Schedule 3.3	Purchase Price Allocation
Schedule 4.1	Shareholders of Seller
Schedule 4.2	Consent
Schedule 4.6	Litigation
Schedule 4.7	Intellectual Property
Schedule 4.8	Insurance
Schedule 4.10	Affiliate Interests

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated March 7, 2012 (the “Effective Date”), by and among Internet Media Services, Inc., a Delaware corporation (“Buyer”), and Enthusiast Media Holdings, Inc., a Washington corporation (“Seller”).
R E C I T A L S:

WHEREAS, Seller owns and is in possession of certain assets associated with the former television network referred to as The Water Channel (”TWC”);

WHEREAS, Seller wishes to sell certain assets to the Buyer, and Buyer is willing to acquire certain assets;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I.  Definitions

1.1 Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Allocation” has the meaning set forth in Section 3.3.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit C attached hereto and incorporated by this reference.

“Business” refers to The Water Channel network operated by MCE Television Networks, Inc., on cable/satellite television and on the internet in 2005-2007.

“Business Books and Records” has the meaning set forth in Section 2.1(g).

“By-Laws” has the meaning set forth in Section 5.5.

“Certificate of Incorporation” has the meaning set forth in Section 5.5.

“Closing” means the closing of the purchase and sale of the Acquired Assets contemplated by this Agreement as set forth in Section 2.4 below.

“Closing Balance Sheet” means the pro forma balance sheet of TWC dated as of the Closing Date.

“Closing Date” means the Effective Date or such other time as Buyer and Seller mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 2.1(c).

“Buyer” means Internet Media Services, Inc..

“Effective Date” means the date hereof.

“Encumbrance” means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

 “Equipment” has the meaning set forth in Section 2.1 (a).

“Excluded Assets” means all of the other assets of Seller that are specifically set forth on Schedule 2.2, and are not part of the Acquired Assets.

“Excluded Liabilities” means all liabilities and obligations of Seller, except for Assumed Liabilities set forth in Section 2.3.

“IMS Common Stock” has the meaning set forth in Section 3.1.

“Indemnification Acknowledgement” has the meaning set forth in Section 7.2(a)(ii).

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Indemnitor” has the meaning set forth in Section 7.2(a).

 “Inventories” has the meaning set forth in Section 2.1(b).

“Lock-Up Agreement” has the meaning set forth in Section 2.4(a)(iii).

“Losses” means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, incurred by an Indemnitee.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of  Seller, taken as a whole, or (ii) any of Seller’s or Buyer’s (as applicable) ability to consummate the transactions contemplated hereby.

“Notice of Claim” has the meaning set forth in Section 7.2(a)(i).

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other type of legal entity.

“Proprietary Rights” has the meaning set forth in Section 2.1(e).

“Purchase Price” has the meaning set forth in Section 3.1.

“Permits” has the meaning set forth in Section 2.1(d).

“Real Property” has the meaning set forth in Section 4.3.

 “Securities Act” means the Securities Act of 1933, as amended.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

“Whole Board” means the total number of directors which the Buyer’s Board of Directors would have if there were no vacancies.

Article II.  Purchase and Sale

2.1 Purchase and Sale.  Subject to Section 2.2, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Encumbrances at the Closing for the consideration specified below in Article III,  all right, title and interest of Seller in and to the following properties, assets and rights primarily related to or used or held for use or sale by the Seller in connection with TWC as they exist on the Closing Date (collectively, the “Acquired Assets”):

(a)            All machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, and similar property listed on Schedule 2.1(a), which is attached and incorporated by reference (collectively, the “Equipment”);

(b)            All inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the “Inventories”) wherever held or stored and as listed on Schedule 2.1(b) to be attached and incorporated by reference as of the close of business on the day immediately preceding the Closing Date;

(c)            All of Seller’s rights under all contracts, commitments, understandings, leases and agreements listed on Schedule 2.1(c) which is attached and incorporated by reference (collectively, the “Contracts”), including security deposits related thereto, Seller’s right to receive payment for products sold pursuant to, and to receive goods and services pursuant to, such contracts and to assert claims and take other rightful actions to enforce the Contracts;

(d)            To the extent permitted by law, all governmental licenses, permits, approvals, applications or registrations (collectively the “Permits”);

(e)            Any patents, trademarks, service marks or trade names, copyrights, websites, domain names, URL’s and customer lists and databases of Seller, together with all related applications or registrations, listed on Schedule 2.1(e) which is attached and incorporated by reference (collectively, the “Proprietary Rights”);

(f)            All trade accounts receivable arising out of the conduct of TWC by the Seller prior to the Closing as listed on the Closing Balance Sheet;

(g)            All books, records, manuals and other materials related solely to the Acquired Assets and the operation of  TWC, including sales and advertising materials, sales and purchase correspondence, and customer records and files (the “Business Books and Records”); and

Buyer acknowledges that it has fully inspected the Acquired Assets.  Except as set forth in Article IV, the tangible Assets are being sold to Buyer in their present physical condition, “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” and WITH NO WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE with respect to the physical condition of the tangible Acquired Assets, and subject to normal wear and tear on the Acquired Assets up to the Closing Date.

2.2 Excluded Assets.  For the avoidance of doubt, the following are not included in the Acquired Assets and Seller is not selling and Buyer is not purchasing or assuming any obligations with respect to the following assets of Seller (the “Excluded Assets”), and following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets:

 (a)            The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller and the remaining operations and businesses conducted by Seller;

(b)           The rights to any of Seller’s claims for any federal, state, local or foreign tax refunds; and

(c)           The assets, properties or rights relating to the remaining operations and businesses conducted by Seller and more fully set forth on Schedule 2.2 attached hereto and incorporated by reference.

2.3 Assumed Liabilities.  Buyer will not assume any liabilities of Seller, known or unknown, contingent or matured, except as described on Schedule 2.3 attached hereto and incorporated by this reference (the “Assumed Liabilities”).

2.4 Closing.  The Closing shall take place within thirty (30) days from the Effective Date at the offices of Seller, or at such other place or at such other time as Buyer and Seller shall agree.  The parties agree that in the event they do not meet physically to close this transaction that faxed, scanned and couriered executed documents shall be acceptable to close this transaction.

Buyer shall have until the Closing date: 1.) to physically inspect the Acquired Assets for conformity to the descriptions outlined in the attached schedules and to insure such Acquired Assets are in working order where applicable; 2.) to review the terms of the existing lease for standard terms and practices relative to the office space currently used by EMH as specified in Schedule 2.1(c), and to inspect the physical premises.

 (a)            On the Closing Date Seller shall deliver to Buyer the following:

(i)            One or more instruments of assignment and bills of sale dated the Closing Date, in form and substance reasonably satisfactory to Buyer, conveying to Buyer all of Seller’s right, title and interest in and to the Acquired Assets.

(ii)           Intentionally Left  Blank

(iii)          A Lock-Up Agreement, in the form attached hereto as Exhibit C, executed on behalf of the Seller.

(iv)          Closing Balance Sheet, attached hereto as Schedule 2.4(a)(v).

(v)           Board resolutions authorizing Seller to sell the Acquired Assets to the Buyer.

(vi)          General releases executed by at least ninety (90) percent of Seller’s secured creditors in the form attached hereto as Exhibit E.  In the event Seller does not deliver to Buyer a general release of at least ninety (90) percent of Seller’s secured creditors within thirty (30) days from the Effective Date then this Agreement shall be terminated.

(b)           On the Closing Date Buyer shall deliver to Seller the following:

(i)            The Purchase Price specified in Section 3.1 below by delivery of certificate(s) representing the IMS Common Stock (defined below) issuable to Seller hereunder.

(ii)            A certificate of an officer duly authorized to provide the same, together with true and correct copies of a resolution of the Board of Directors of Buyer authorizing Buyer to enter into and consummate the transactions contemplated by this Agreement and certified Certificate of Incorporation and By-Laws of Buyer which are found in the Buyer’s SEC filings, together with a Good Standing Certificate issued by the State of Delaware, and the names of the other officer or officers of Buyer authorized to sign this Agreement, together with a sample of the true signature of each such officer.

(iii)  an assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit D.

(c)           On the Closing Date, Seller and Buyer shall deliver to each other the agreements which are required to be executed and delivered under the terms and conditions of this Agreement and in the form attached to this Agreement.

Article III.  Consideration

3.1           Purchase Price.  In consideration of the sale and transfer of the Acquired Assets, on the Closing Date, Buyer shall issue to Seller, up to 4,000,000 shares of newly-issued common stock, par value $.001 per share of Buyer (“IMS Common Stock”) (the “Purchase Price”).

(a).            3,323,261 shares of IMS Common Stock will be issued by Buyer to Seller upon Closing.  Seller, and Seller alone, will distribute the issued stock, on a pro rata basis,  to the secured creditors of Seller, except for creditors referred to in Section b. below.  For Buyers reference, a list of the secured creditor pool will be delivered to IMS within 14 days of the Effective Date.

(b).            728,326 shares of the 3,323,261 shares of IMS Common Stock referred to in Section (a) above, will be reserved by Buyer until such time as Seller can deliver the domain name(s) listed in Schedule 4.7.  Certain creditors have been and are interfering with Seller’s control of said domain name(s).  At such time as Seller delivers to Buyer and Buyer accepts said domain name(s), then the 728,326 shares of IMS Common Stock shall be issued to Seller by Buyer for distribution by Seller to the affected parties, provided that a Closing of this Agreement pursuant to paragraph 2.4 above shall have occurred.  If the  delivery and acceptance of the domain name(s) referred to in this paragraph does not occur within sixty (60) days of the Effective Date of this Agreement, the 728,326 shares of IMS Common Stock are forfeited by Seller and will not be issued by Buyer to Seller.

(c).           Upon Seller receiving, within sixty (60) days from the Effective Date of this agreement, from each of Seller’s unsecured creditors, except for parties referred to in Section (b) above, a blanket release waiving their rights for all past, present and future claims against the Acquired Assets, and/or against Buyer, Seller, and their respective affiliates and agents, Buyer will issue to Seller up to 676,739 shares of IMS Common Stock to be distributed by Seller among the Seller’s unsecured creditors who sign a blanket release. Seller, and Seller alone will determine the distribution of stock, on a pro rata basis, to Seller’s unsecured creditors who sign a blanket release.  Seller will provide a list of unsecured creditors to IMS within 14 days of the Effective Date of this Agreement indicating the number of allotted shares each unsecured creditor is to receive pro-rata upon the signing of a blanket release agreement.  The total of such shares can not exceed 676,739 shares in the aggregate.

3.2 Legend on IMS Common Stock Certificate.  Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION ARE AVAILABLE.”

“THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE HOLDER AND INTERNET MEDIA SERVICES, INC. AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH”

3.3 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets in the manner set forth in Schedule 3.3.  The Purchase Price shall be deemed for all purposes (e.g., those relating to Taxes and tax returns of any kind whatsoever, including, without limitation, Internal Revenue Service Form 8594) to be allocated in accordance with the allocation schedule to be mutually prepared by Buyer and Seller and attached hereto as Schedule 3.3 within sixty (60) days after the Closing Date.  Neither Buyer, Seller nor any of their affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Article IV.  Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

4.1 Organization, Qualification and Authority.  The Seller is a corporation duly organized and validly existing under the laws of the State of Washington, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its respective business or the ownership of its respective properties make such qualification necessary.  Seller has full power and authority to own, lease and operate facilities and assets as presently owned, leased and operated, and to carry on business as it is now being conducted.  The shareholders of Seller as of the date hereof are set forth on Schedule 4.1.  Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller.  No other action, consent or approval on the part of Seller or any other Person or entity is necessary to authorize each of Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith.  This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2 No Violations.  Except as set forth on Schedule 4.2 attached hereto, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder, to the best knowledge of Seller (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, or similar organizational documents of Seller, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of Seller pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, judgment or decree to which Seller is subject or by which any of its assets are bound.

4.3 Real Property.  Seller does not own any real property, but does lease real property located at 2602 Grand Avenue, Everett, Washington 98208.

4.4 Personal Property.  Seller owns and has good and marketable title to the Acquired Assets free and clear of all Encumbrances.

4.5 Contracts.  Except as set forth on Schedule 2.1 (c), Seller is not a party to any contract in which the Acquired Assets are subject.

4.6 Litigation.  Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health).  Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to each of the Seller’s knowledge, threatened involving Seller, any of the Acquired Assets or TWC, and no reasonable basis exists for the bringing of any such claim.  At Closing, Seller shall indemnify and hold Buyer harmless from any Losses incurred by Buyer as a result of the litigation described on Schedule  4.6.

4.7 Intellectual Property.  All Proprietary Rights owned by Seller, and used in connection with TWC are listed and described in Schedule 4.7.  No proceedings have been instituted or are pending or, to each of the Seller’s knowledge, threatened which challenge the validity of the ownership by Seller of any such Proprietary Rights.  Other than to Buyer, Seller has not licensed anyone to use any such Proprietary Rights and, to each of the Seller’s knowledge, there has been no use or infringement of any of such Proprietary Rights by any other person.

4.8 Insurance.  Seller is not aware of any claims made that would affect any insurance relative to the Acquired Assets.

4.9 Tax Returns; Taxes.  All Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority prior to or after Closing by Seller with respect to the Acquired Assets held by Seller in the period  prior to the Closing, shall be the responsibility of Seller and shall be paid by Seller.

4.10           Affiliate Interests.  Except as set forth on Schedule 4.11, Seller is not a party to any transaction with any Person or Affiliate that establishes any right or interest in any of the Acquired Assets.

Article V.  Representations and Warranties of Buyer

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller and Buyer as follows:

5.1 Organization, Qualification and Authority.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted.  Buyer has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby.  The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.  No other action, consent or approval on the part of Buyer, any stockholder of Buyer, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith.  This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

5.2 No Violations.  The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the membership interests of Buyer pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, order, judgment or decree to which Buyer is subject or by which any of its assets are bound.

5.3 Broker’s or Finder’s Fee.  Buyer has not employed nor is Buyer liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

5.4 IMS Common Stock.  Buyer represents and warrants that it will deliver to Seller the IMS Common Stock free and clear of all mortgages, liens, liabilities, security interests, pledges, restrictions, prior assignments, leases, licenses, charges, claims, defects in title and title and encumbrances of any kind or type whatsoever. Upon issuance the IMS Common Stock will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances other than securities law restrictions and shall not be subject to preemptive rights or other similar rights of stockholders of IMS.

5.5 Capitalization.  The total authorized capital stock of Buyer consists of 100,000,000 shares of IMS Common Stock, of which 23,821,000 shares are outstanding as of the date hereof.  All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable.  There is, in aggregate, three convertible notes totaling $117,500 issued to one entity, convertible into shares of IMS Common Stock, at the option of the note holder, at a conversion price of 41-43% discount to the average of the 3 lowest bid prices of the IMS Common Stock during the 10 day trading period prior to conversion.  The ninety (90) day conversion period associated with the three convertible notes starts in March, April, and June 2012, respectively.  There is, in aggregate, 2 convertible notes totaling $25,000, issued in August and November 2011, convertible into IMS Common Stock on August 31, 2012 or at the closing of a qualified financing of a sale of IMS equity securities in one transaction or series of transactions totaling two million dollars ($2,000,000) occurring before August 31, 2012.  The notes automatically convert at twenty percent (20%) discount to the average closing transaction price for IMS Common Stock, for the prior ten (10) days of trading on the OTCBB market prior to conversion, but such conversion price shall not be less than $.10 per share.  No shares of capital stock of Buyer are subject to preemptive rights or any other similar rights of the stockholders of Buyer or any liens or encumbrances imposed through the actions or failure to act of Buyer. As of the Effective Date of this Agreement, (i) there are a total of 3,281,666 outstanding options, warrants, scripts, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Buyer. or arrangements by which Buyer is or may become bound to issue additional shares of capital stock of Buyer, (ii) there are no agreements or arrangements under which Buyer is obligated to register the sale of any of its or their securities under the Securities Act.  Buyer has furnished to Seller correct copies of Buyer’s Certificate of Incorporation as in effect on the date hereof (“Certificate of Incorporation”), Buyer’s By-laws, as in effect on the date hereof (the “By-Laws”), and the terms of all securities convertible into or exercisable for any capital stock of Buyer and the material rights of the buyers thereof in respect thereto.  No further approval or authorization of any stockholder, the Board of Directors of Buyer or others is required for the issuance and sale of the IMS Common Stock.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Buyer’s capital stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of Buyer’s stockholders.

5.6 Registration Rights. Buyer is not obligated to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

5.7 Litigation.  Buyer has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health).  There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Buyer’s knowledge, threatened involving Buyer, or any of their assets or capital stock, and no reasonable basis exists for the bringing of any such claim.

5.8           Borrowed Indebtedness and Assets; Undisclosed Liabilities. Except as described herein, Buyer does not have any indebtedness for borrowed money made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.  There is no real property owned by Buyer.  Buyer currently leases and operates out of office space located at 1434 6th Street, Unit 2, Santa Monica, CA 90401.

5.9           Material Liabilities.  Buyer does not any material liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

5.10           Tax Returns; Taxes.  Buyer will file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed through December 31, 2011.  Buyer has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority through December 31, 2010.  There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Buyer’s knowledge, threatened against any Buyer by any federal, state or local authority; and Buyer has not been granted any extension of the limitation period applicable to any Tax claims.

5.11           Disclosure.  Buyer has provided Seller with all the information reasonably available to it without undue expense that Seller has requested for deciding whether to acquire IMS Common Stock and all information that Buyer believes is reasonably necessary to enable such Seller and Buyer to make such decision.  To the best of Buyer’s knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Article VI. Certain Covenants

6.1 Further Assurances.  From time to time after the Closing, the parties agree to cooperate and to execute and deliver such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by one or more of the other parties or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Acquired Assets and otherwise in order to carry out the purpose and intent of this Agreement.

6.2 Non-Competition, Non-Disclosure and Non-Solicitation.  For a period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date (the “Restricted Period”), Seller shall, and Seller shall ensure that none of its Affiliates shall, engage, directly or indirectly, in any business that Buyer is operating, or has operated, including the business of TWC, (the “Restricted Area”).  By way of further definition and explanation of the foregoing, and without limiting the generality of the foregoing restriction, during such Restricted Period, Seller and none of its Affiliates shall devote any time or attention to acquiring, managing, operating, joining, controlling, participating or becoming financially interested in, or being connected with (in any capacity, whether as a partner, stockholder, investor, consultant, independent contractor, agent, representative or otherwise), or providing any direct or indirect financial assistance to, any Person that is engaged, directly or indirectly, in any Restricted Area business.  Nothing contained herein, however, shall prohibit the Seller or any of its Affiliates from acquiring and owning the IMS Common Stock as contemplated by this Agreement, or from owning and acquiring, for investment purposes only, up to five percent (5%) of the outstanding equity securities of a Person engaged in an activity competitive with the Buyer if such equity securities of any such Person are available to the general public on a national securities exchange or the over-the-counter market.

Seller hereby acknowledges, covenants and agrees that, from and after the date hereof, it will hold any and all items constituting Buyer’s or TWC secrets communicated or transmitted to, or otherwise obtained by, it in strictest confidence.  Seller shall not, regardless of the reason therefore, directly or indirectly make use of, exploit, disclose or divulge any of Buyer’s or TWC secrets to any other Person (except to the extent such information is required to be submitted to any Governmental Authority or to any other Person pursuant to subpoena or other court process or as may be permitted herein), or knowingly make any false statement or otherwise commit any act (including contacting any customers of TWC) that could in any way be injurious or detrimental to Buyer, TWC or to Buyer’s use of the Acquired Assets, including, without limitation, Buyer’s image, business or customer relations.

During the Restricted Period, Seller shall not, for its own benefit, or for the benefit of any other Person, or for any reason, accept any business with respect to TWC from, or interfere in any manner with the Buyer’s business relationship with, any customer of Buyer or of TWC.  Without limiting the generality of the foregoing, Seller shall not solicit or induce, or attempt to solicit or induce, any business with respect to TWC (directly or indirectly through any Person) from any current customer of  TWC.  Furthermore, nothing contained in this Agreement shall be construed to infer that Seller is, in any respect whatsoever, retaining any rights to, or in respect of, the customer list of TWC, or any customer information of TWC for direct or indirect use after the expiration of the Restricted Period, it being understood and agreed that pursuant to this Agreement Buyer is acquiring all of the Seller’s rights thereto without limitation as to time or otherwise.

During the Restricted Period, Seller shall not hire, solicit or induce, or attempt to hire, solicit or induce (directly or indirectly through any Person), for employment, or interfere in any manner with Buyer’s relationship with, any employee, agent, consultant or other representative of Buyer or any of its Affiliates, except that the Seller may provide reference letters to unemployed former employees.

The invalidity or unenforceability of this Article VI in any respect shall not affect the validity or enforceability of this Article 6 in any other respect, or of any other provision of this Agreement.  In the event that any provision of this Article VI shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provisions of this Article VI or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article VI shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

Seller acknowledges and agrees that the agreements and covenants contained in this Article VI are of a unique and valuable nature and may, if breached, result in irreparable damage to Buyer that may not be readily susceptible to monetary valuation; and, accordingly, in the event of the breach of any covenant or agreement contained in this Article VI, Buyer shall be entitled to seek and obtain injunctive or other equitable relief, in addition to any other remedies provided by law or equity, in furtherance of the enforcement thereof.  In no event shall the amount or value of any consideration paid or given by Buyer for the covenants and agreements contained in this Article VI, or otherwise in connection with this Agreement, be used to determine the scope or extent of damages suffered by Buyer in the event of a breach by Seller of such covenants and agreements.

Article VII.   Indemnification

7.1 Indemnification.

(a) By Seller.  Seller shall indemnify and hold harmless Buyer, and its officers, directors, shareholders, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by Seller in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Seller in this Agreement or any exhibit hereto delivered by Seller in connection with the Closing; (iii) any Excluded Liabilities; and (iv) any Excluded Assets.;

(b)  By Buyer.  Buyer shall indemnify and hold harmless Seller and their respective directors, officers, employees, Affiliates and agents at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Buyer in this Agreement or any exhibit hereto delivered by Buyer in connection with the Closing; (iii) any Assumed Liabilities; and (iv) the ownership of the Acquired Assets and operation of TWC after the Closing Date.

7.2 Indemnification Procedures – Third Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each, an “Indemnitee”) from a party to this Agreement (each, an “Indemnitor”) in any way relating to a third party claim shall be governed by the following provisions of this Section 7.2.

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”).  The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same).  No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, and that the claim covered by the Notice of Claim is subject to this Article VII (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30 day period.  However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor.  Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel.  The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding.  Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 7.2(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required.  In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed)), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee’s reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 7.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

7.3           Indemnification Procedures – Other Claims, Indemnification Generally.

(d) A claim for indemnification for any matter not relating to a third party claim under Section 7.2 may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor.  The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

(e) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten days following written demand by the Indemnitee.

Article VIII.  Miscellaneous

8.1 Publicity.  No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller and Buyer, except as required by law.

8.2 Entire Agreement.  This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other agreements between the parties.  The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

8.3 Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Buyer:

Internet Media Services, Inc.
1507 7th Street, #425
Santa Monica, California 90401
Attention:  Raymond Meyers
Telecopy No.: (310) 576-1913

with a copy to:

Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Attention:  Gary A. Agron
Telecopy No.:  (303) 770-7257

If to Seller:

Enthusiast Media Holdings, Inc.
1614 Lombard Ave.
Everett, WA 98201
Attention:  Philip E. Hickey
Telecopy No.:  425-258-0737

or at such other address as any party may specify by notice given to the other party in accordance with this Section 7.3.  The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

8.4 Non-Assignable Assets.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sublease or assign any Contract if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of Buyer or the obligations of Seller thereunder following the Closing.  Seller shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required.

8.5 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

8.6  Survival.  The representations and warranties contained in Sections 4.1, 4.2, 4.4, 5.1, 5.2, 5.4 and 5.5 shall survive the Closing indefinitely. All of the other representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing until eighteen months from the date hereof. Notwithstanding the foregoing if at the stated expiration of any representation and warranty there shall then be pending any indemnification claim by a Person made in accordance with the terms hereof, such Person shall continue to have the right to pursue indemnification as provided herein with respect to such claim notwithstanding such expiration. All covenants and agreements made in this Agreement shall survive the Closing indefinitely (subject to any temporal limitation expressly provided for in any such covenants and agreements).

8.7   Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.8  Governing Law; Severability.  This Agreement shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.  The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.  Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 8.3.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.9  Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party; provided that Buyer may assign its rights under this Agreement, subject to the covenants in Article VI of this Agreement, (i) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof) and (ii) following the Closing in connection with a sale of all or substantially all of the Buyer.

8.10    Negotiated Agreement.  The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

8.11  Expenses; Taxes.  Each of Buyer and Seller shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  Any sales, transfer or similar taxes owing from the transfer of the Acquired Assets shall be paid by Buyer.

8.12  Third Party Beneficiary.  Buyer shall be a third party beneficiary of the representations and warranties, covenants, and other agreements between Buyer and Seller contained herein.

8.13  Headings.  The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

INTERNET MEDIA SERVICES, INC.

By:          ______________________________
Raymond Meyers
Chief Executive Officer

SELLER:

Enthusiast Media Holdings, Inc.

By:          ____________________________________
Philip E. Hickey
President

Exhibit A

Assignment of Domain Name

Domain Name Assignment Agreement

This Domain Name Assignment Agreement (the “DomainAgreement”) is effective this 7th day of March, 2012 by and between Enthusiast Media Holdings, Inc., a Washington corporation, (the “Assignor”) and Internet Media Services, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not defined in this Domain Agreement shall have the meanings given to them in the Agreement (as defined below).

 WITNESSETH:

Whereas, the parties have entered into that certain Asset Purchase Agreement, dated as of March 7, 2012 (the “Agreement”);

Whereas, pursuant to the Agreement, Assignee desires to own Assignors’ entire rights, title, and interest in and to the domain names in Schedule A hereto (the “Domain Names”);

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignors, on behalf of themselves and their predecessors and successors in interest, hereby sells, assigns and transfers to Assignee all right, title and interest in and to the Domain Names.  Without limiting the foregoing, Assignors hereby assign and transfer to Assignee any and all rights that Assignors have or may have in the Domain Names, including, without limitation, all right, title, and interest in and to that part of the goodwill of Assignor’s business connected with and symbolized by such Domain Names.

2. Promptly upon request, Assignor will take all steps necessary to effectuate that the Domain Names will be transferred to Assignee.  Assignee will provide to Assignors the name servers and IP addresses to which such Domain Names will be transferred.

3. Assignor’s covenant that it will promptly provide to Assignee, upon such request of Assignee, all pertinent facts and documents relating to the Domain Names as may be known and reasonably accessible to Assignor and will testify as to the same in any opposition, litigation or any proceeding related thereto.  At Assignor’s expense, Assignor shall execute and deliver all documents requested by Assignee and shall take all reasonably necessary steps to give effect to and further the purposes of this Agreement.

**End of Domain Name Assignment Agreement – Signature Page Follows**

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Domain Agreement effective as of the date shown above and in the capacities shown below.

This Domain Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ASSIGNOR:

ENTHUSIANT MEDIA HOLDINGS, INC.

By: ________________________________
Philip E. Hickey
President

ASSIGNEE:

Internet Media Services, Inc.

By: Raymond Meyers President and Chief Executive Officer

Schedule A

DOMAIN NAMES

waterchannel.com
shopclubblue.com
waterchannel.tv

Exhibit B

Bill of Sale

Know All Men By These Presents that Enthusiast Media Holdings, Inc., a Washington corporation (the “Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers, conveys and delivers to Internet Media Services, Inc., a Delaware corporation (the “Buyer”), all right, title and interest in, and good and valid title to, the Acquired Assets pursuant to the terms of that certain Asset Purchase Agreement dated as of March 7, 2012, as the same may be amended, by and between the Buyer and the Seller (the “Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

The Seller represents and warrants to the Buyer that the Seller has full right, power and authority to convey and transfer the aforementioned property and to execute and deliver this Bill of Sale.

[End of Bill of Sale – Signature Page Follows]

In Witness Whereof, the Seller has caused this Bill of Sale of be executed as of March 7, 2012.

Enthusiast Media Holdings, Inc., a Washington corporation,

By:
Name: Philip E. Hickey
Title: President

Exhibit C

LOCK-UP AGREEMENT

This Lock-Up Agreement is made as of March 7, 2012 (the “Closing Date”), by and between Internet Media Services, Inc., a Delaware corporation (the “Buyer”), and Enthusiast Media Holdings, Inc.., a Washington corporation (the “Seller”).  Capitalized terms used but not defined in this Lock-up Agreement shall have the meanings given to them in that certain Asset Purchase Agreement, dated as of March 7, 2012, between the Buyer and the Seller, as the same may be amended (the “Agreement”).

W I T N E S S E T H :

Whereas, pursuant and subject to the terms and conditions of the Agreement, the Seller is causing the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer; and

Whereas, pursuant to Article III of the Agreement Buyer is issuing to Seller IMS Common Stock which Seller intends to distribute in accordance with applicable securities laws.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  The IMS Common Stock are “restricted securities” as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares.

2.  The IMS Common Stock are subject to a lock-up agreement as follows:

•	Six (6) months from the Effective Date specified in the Agreement, 50% of the IMS Common Shares issued will become eligible to have the restrictive legends removed.
•	12 months from the Effective Date specified in the Agreement, an additional 25% of the IMS Common Shares issued will become eligible to have the restrictive legends removed.
•	18 months from the Effective Date specified in the Agreement, the remaining 25% of the IMS Common Shares issued will become eligible to have the restrictive legends removed.
•	This 18 month period shall be referred to as the “Lock-up Period.”

3.  Seller agrees that the legend set forth in Paragraph 3.2 of the Agreement, or a legend substantially similar to it, will be placed on all IMS Common Stock certificates issued pursuant to the Agreement, and ON ALL CERTIFICATES OF STOCK WHICH DISTRIBUTE OR SUBDIVIDE SUCH ORIGINALLY ISSUED IMS COMMON STOCK CERTIFICATES, UNTIL SUCH TIME AS THE LOCK-UP PERIOD REFERRED TO ABOVE, SHALL EXPIRE.  Seller herewith consents to the placing of a restrictive legend and/or stop-transfer order with the transfer agent of the IMS Common Stock with respect to any of the IMS Common Stock registered to, beneficially owned by, or on any shares of IMS Common Stock distributed by Enthusiast Media Holdings, Inc.

4.  Seller further (i) represents and consents that it has full power and authority to enter into this lock-up agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with this lock-up agreement and its enforcement, (ii) understands that this lock-up agreement is irrevocable, all authority herein conferred by it or agreed to be conferred by it shall survive the Seller and shall be binding on the successors and assigns of Seller,  (iii) acknowledges that this is agreement is entered into in favor of Buyer which is relying upon its terms in entering into the Agreement, and (iv) acknowledges receipt of adequate consideration for providing this lock-up agreement.

5.  Nothing contained in this Lock-up Agreement is intended to provide any right or remedy to any person or entity, other than the parties to this Agreement.

6.   This Lock-up Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.   This Lock-up Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[End of Lock - Up Agreement – Signature Page Follows]

The parties to this Lock-up Agreement have caused it to be executed and delivered as of the date first written above.

Enthusiast Media Holdings, Inc.,
 a Washington corporation

By:
Philip E. Hickey
President

Internet Media Services, Inc.,
 a Delaware corporation

By:
Raymond Meyers
President and Chief Executive Officer

Exhibit D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of March 7, 2012 (the “Closing Date”), by and between Internet Media Services, Inc., a Delaware corporation (the “Buyer”), and Enthusiast Media Holdings, Inc.., a Washington corporation (the “Seller”).  Capitalized terms used but not defined in this Assignment and Assumption Agreement shall have the meanings given to them in that certain Asset Purchase Agreement, dated as of March 7, 2012, between the Buyer and the Seller, as the same may be amended (the “Agreement”).

 W I T N E S S E T H :

Whereas, pursuant and subject to the terms and conditions of the Agreement, the Seller is causing the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer; and

Whereas, in connection with the sale of the Acquired Assets to the Buyer, the Buyer and the Seller wish to provide for the limited assumption by the Buyer of certain obligations of the Seller set forth in Schedule 2.3 of the Agreement (the “Assumed Liabilities,” as such term is defined in the Agreement).

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. The Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer all right, title and interest in, to and under each Assumed Liability; and

2. the Buyer hereby assumes the obligations of the Seller under each Assumed Liability pursuant to the terms of the Agreement.

Notwithstanding anything to the contrary contained herein: (a) nothing contained in this Assignment and Assumption Agreement is intended to provide any rights to the Seller or Buyer (beyond those rights expressly provided to the Seller and Buyer, respectively, in the Agreement); (b) nothing contained in this Assignment and Assumption Agreement is intended to impose any obligations or liabilities on the Buyer or Seller (beyond those obligations and liabilities expressly imposed on the Buyer and Seller, respectively, in the Agreement); and (c) nothing contained in this Assignment and Assumption Agreement is intended to limit any of the rights or remedies available to the Buyer or Seller under the Agreement.

Nothing contained in this Assignment and Assumption Agreement is intended to provide any right or remedy to any person or entity, other than the Seller.

The Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

This Assignment and Assumption Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[End of Assignment and Assumption Agreement – Signature Page Follows]

The parties to this Assignment and Assumption Agreement have caused it to be executed and delivered as of the date first written above.

Enthusiast Media Holdings, Inc.,
 a Washington corporation

By:
Philip E. Hickey
President

Internet Media Services, Inc.,
 a Delaware corporation

By:
Raymond Meyers
President and Chief Executive Officer

EXHIBIT E

SETTLEMENT AGREEMENT
AND
FULL AND FINAL RELEASE OF CLAIMS

This Settlement Agreement and Full and Final Release of Claims ("Agreement") is entered into this ____ day of ____________, 2012, by and between ______________________, hereinafter  “Secured Party”, and Enthusiast Media Holdings, Inc., a Washington Corporation, hereinafter “EMH”.

1.  Secured Party is a creditor of EMH as a result of activities referred to in Schedule A attached hereto.

2.   EMH has entered into an agreement with Internet Media Services, Inc.  “IMS” a publically traded corporation, [trading symbol ITMV], for IMS to purchase certain assets (“Assets”) that EMH acquired from the bankruptcy section 363 sale of MCE Television Networks, Inc., relating to the Water Channel Network  as used in the production and cable and satellite transmission of Water Channel Television from October, 2005 to February, 2007.  IMS is paying EMH _________________________ shares of IMS common stock, “Purchase Shares”, subject to conditions and restrictions outlined in Schedule B attached hereto.

3.   The assets being sold have been secured to the various secured parties as a result of the UCC-1 filing referred to in Schedule A.  EMH is distributing the Purchase Shares among the secured parties on a pro-rata basis. The undersigned Secured Party’s portion of the Purchase Shares is __________shares of IMS common stock.

4.  On receipt of this agreement executed by the undersigned Secured Party, EMH will cause the above number of shares referred to in paragraph 3 above, to be issued in the name of the Secured Party or its assigns.

5.  Pursuant to this agreement the undersigned Secured Party accepts the IMS common stock referred to in paragraphs 3 and 4 above in full settlement and satisfaction of any and all claims arising out of the transaction which gave rise to the security referred to in Schedule A attached hereto, and releases any and all claims Secured Party has to the assets referred to in UCC-1 filing # 2009-048-5500-7 dated February 7, 2009.  Additionally, the Secured Party represents and warrants that he/she has no other claims against EMH, and releases EMH and IMS, their officers, directors, employees and agents from any and all claims Secured Party has or believes he/she has arising from Secured Party’s association with EMH and/or in connection with the IMS purchase of Assets described in paragraph 2 above, subject to the receipt of the IMS stock referred to in paragraphs 3 & 4 above.    The Secured Party releases IMS, Water Channel, Inc. [“WCI”], a former Washington Corporation, EMH, New Wave Media Holdings, Inc., [“NWMH”] a Colorado corporation, and their respective officers, directors, employees and agents from any and all claims Secured Party has or believes he/she has and arising from any effort of IMS, EMH, WCI or NWMH to acquire or assume the Assets or to become the successor to The Water Channel Network. Other than those claims expressly reserved herein, Secured Party, both individually and collectively, hereby fully and finally release and discharge EMH and all its affiliates, parent companies, subsidiaries, agents, distributors, and their respective employees, officers and attorneys (collectively “Released Parties") from any and all claims, charges, demands, rights, damages, costs, losses, suits, actions, causes of action, attorneys' fees and expenses of any nature whatsoever, in law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, or concealed or hidden, which Plaintiffs presently have or have had against Released Parties accruing prior to the date of the execution of this Agreement

6.  Secured Party, for and in consideration of the stock received as outlined in paragraphs 3 and 4 above, agrees to the terms and conditions of the Non-Disclosure and Non-Compete Agreement attached hereto as Exhibit I.

7. Secured Party, for and in consideration of the stock received as outlined in paragraphs 3 and 4 above, agrees NOT TO DISPARAGE IMS, EMH, MCE or any of its/their past, present or future officers, employees, agents, consultants, vendors, partners or subsidiaries: any work product, presentations, or affiliated materials, for a period of five years. Specifically, EMH Creditor will not make any public statements verbally or in writing on television, in print or on any electronic medium including but not limited to broadcast, cable or satellite television; the internet; PDA; Tablet; phone; social media including but not limited to Facebook, Twitter, or similar electronic mediums; blogs; published articles; or letters to the editor, which in any manner denigrate or cast in a negative light EMH Creditor’s past relationship with Water Channel Network or the business entities that were or are attempting to use the Water Channel Assets in a business context, their officers, directors, employees or agents.

8. The parties agree that the negotiations leading up to and relating to this Agreement are confidential and that the terms and conditions of this Agreement are confidential. No party without prior written approval of the other party, may disclose the content of these negotiations and settlement terms to anyone. However, Secured Party acknowledges and agrees that EMH may share this Agreement with IMS.  Secured Party agrees not to provide copies of the Agreement, or otherwise make the Agreement available, to anyone. Nothing in this paragraph shall prohibit disclosure of information relating to the Agreement (i) to the attorneys or accountants of Secured Party (ii) as may be required by law, or by judicial or regulatory process or order or in response to an inquiry by a governmental agency. This paragraph constitutes a material provision of this Agreement, and any party shall be entitled to obtain injunctive relief to enforce any person's or entity's obligations under this paragraph.

9. This agreement constitutes the full agreement between the parties regarding Secured Party’s rights or claims against EMH, WCI, NWMH and IMS, their officers, directors, employees and agents, and may be modified only by written agreement between the parties.

10. Secured Party had the opportunity to be advised by and consult with his/her attorneys prior to signing this Agreement. Secured Party affirms that he/she understands the Agreement and its final and binding effect.

11 Secured Party’s breach of this agreement or of the Non-Compete/Non-Disclosure Agreement attached as Exhibit 1, would cause irreparable harm to EMH and IMS, and in addition to other remedies at law or in equity that the harmed party(s) may have, (i.e. injunction), the harmed party(s), EMH and/or IMS shall be entitled to damages as follows:

a. A court order directing that Secured Party’s stock in IMS be forfeited and reissued to EMH (or EMH’s assigns):
b. In the event that Secured Party no longer holds the IMS stock received in this agreement, EMH shall be entitled to damages in the amount of value of the IMS stock at the time of the breach:
c. A minimum of $10,000 per each violation of the non-disclosure or non-disparagement provisions in this agreement, and specifically of paragraphs 7 and 8 above.
d.  All of EMH’s (or assigns), attorney fees and costs in the enforcement of the remedies in this agreement.
e.  Venue for any action pursuant to this paragraph 11, shall be in Snohomish County  Washington Superior Court .

12. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, all other portions and paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein. All Secured Parties must sign the Non-Compete/Non-Disclosure Agreement attached as Exhibit 1.

13. This Agreement is made and entered into in the State of Washington and shall in all respects be interpreted, enforced and governed by and under the laws of the State of Washington and applicable federal laws.

14.THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ OR BEEN ADVISED OF THE WITHIN AND FOREGOING "SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS," AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY EXECUTE THE SAME OF THEIR OWN FREE AND INFORMED ACT AND DEED.

ENTHUSIAST MEDIA HOLDINGS, INC.

By: ________________________________
Philip E. Hickey, President

By: ________________________________

SCHEDULE A

On or about August 15, 2007 Secured Party assigned certain claims and rights Secured Party had against MCE Television Networks, Inc., to EMH, and EMH accepted such assignment of rights and claims, so that EMH could use such rights and claims in its bidding to acquire the Water Channel Network assets [“Water Channel Assets”], owned by MCE Television Networks, Inc.

The Water Channel Assets were being sold at the MCE  Section 363 Bankruptcy sale on or about August 30, 2007.   EMH was the successful bidder at said sale and said assets were transferred to EMH by the bankruptcy court, free and clear of all claims, by order dated August 30, 2007.

On February 7, 2009 EMH filed a UCC-1 Financing Statement granting a security interest in the Water Channel Assets, to various parties who had assigned rights and claims into the effort to acquire the Water Channel Assets and reconstitute the television network, UCC-1 filing # 2009-048-5500-7.

SCHEDULE B

The Purchase Shares issued by IMS under its purchase and sale agreement with EMH are issued with the following terms and restrictions.

1.  The stock is a “restricted security” as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares.

2.  The shares will be subject to a cumulative lock-up agreement with specific provisions for the lock up as described in the Agreement as follows;

a.  50%  of the shares may be sold after six (6) months.
b.  an additional 25% of the shares may be sold after 12 months.
d.  100% of the shares may be sold after 18 months.

Exhibit 1 to Settlement Agreement

NON-DISCLOSURE  and NON-COMPETE AGREEMENT

This Agreement (“Agreement”) is made and entered into as of    ___________, 2012 by and  between Internet Media Services, Inc., (“IMS”) and Enthusiast Media Holdings, Inc. (“EMH”), [“Companies”]; and _______________________________________, (“Recipient”).

Whereas:  Recipient was an officer, director, agent, consultant, investor or employee of MCE Television Networks, Inc. or held an affiliate relationship and as such was privy to Confidential Information relating to certain business plans, business projects, client lists, customer lists, industry contacts, financial plans and projections, investor contacts and similar information, and
Whereas: Recipient executed a Non-Disclosure Agreement for the benefit of MCE or must now enter into a Non-Disclosure Agreement as a requirement of  SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS, and
Whereas:  EMH acquired certain rights belonging to MCE, as a result of a Section 363 APA sale from the MCE Bankruptcy estate through the Bankruptcy court, including MCE’s rights to Non-Disclosure Agreements executed for the benefit of MCE,  and
Whereas: EMH has negotiated with various entities regarding the sale and/or license of Water Channel Network Brand name and assets acquired at the said Section 363 APA sale, including Water Channel, Inc., (WCI);  New Wave Media Holdings, Inc., (NWMH); and
Whereas: Recipient was an officer, director, agent, consultant , employee or financial backer of EMH during such negotiations with such entities, and executed for the benefit of EMH a Non-Disclosure Agreement with EMH or with such entities, and
Whereas:  EMH has now entered into a Purchase  Agreement with Internet Media Services, Inc.  a Delaware corporation whereby IMS has purchased certain Water Channel Network assets and Water Channel Brand, and
Whereas:  EMH has arranged  for Recipient to receive a pro-rata distribution of the proceeds from the purchase of the Assets;
Now Therefore, the parties agree as follows:
Non Disclosure Provisions
1.  Recipient reaffirms any and all Non-Disclosure Agreements executed by Recipient with MCE, WCI, NWMH or EMH.
2.  Recipient herewith grants the following Non-Disclosure Agreement to IMS and to EMH, hereinafter collectively referred to as “Companies”.
3.   “Confidential Information” means any information disclosed to Recipient by Companies, directly or indirectly, in writing, orally, or by inspection of tangible objects (including but not limited to documents, prototypes, business plans, financial projections, contract negotiations, producer lists, producer offers or content lists).  Confidential Information may also include information disclosed to Companies by third parties.  Confidential Information will not include any information that Recipient can demonstrate (a) was publicly known and made generally available in the public domain prior to the time of disclosure to Recipient by Companies; (b) became publicly known and made generally available after disclosure to Recipient by Companies through no action or inaction of Recipient; or (c) was in the possession of Recipient, without confidentiality restrictions, at the time of disclosure by Companies, as shown by Recipient’s files and records

4.    Non-use and Nondisclosure.  Recipient will not use any Confidential Information for any purpose except to evaluate and engage in discussions concerning a potential business relationship with Companies.  Recipient will not disclose any Confidential Information to third parties or to employees of Recipient, except to those employees who are required to have the Confidential Information in order to evaluate or engage in discussions concerning the contemplated business relationship.  Recipient will not reverse engineer, disassemble, or decompile any prototypes, software, or other tangible objects that embody Companies’ Confidential Information and that are provided to Recipient under this Agreement.

5.    Maintenance of Confidentiality.  Recipient will use its best efforts to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.  Without limiting the foregoing, Recipient will take at least those measures that Recipient takes to protect its own most highly confidential information and, prior to any disclosure of Confidential Information to its employees, will have such employees sign a non-use and nondisclosure agreement that is substantially similar in content to this Agreement.  Recipient will not make any copies of Confidential Information unless approved in writing by the Companies.  Recipient will reproduce Companies’ proprietary rights notices on all approved copies.  Recipient will immediately notify Companies in the event of any unauthorized use or disclosure of the Confidential Information.

6.    Return of Materials.  All documents and other tangible objects containing or representing Confidential Information and all copies thereof will be and remain the property of Companies.  Upon Companies’ request, Recipient will (a) promptly deliver to Companies all Confidential Information, without retaining any copies, and (b) promptly destroy analyses, studies, and other documents prepared based on the Confidential Information, without retaining copies.

7.     No License.  Nothing in this Agreement is intended to grant any rights to Recipient under any patent, copyright, or other intellectual property right of Companies, nor will this Agreement grant Recipient any rights in or to the Confidential Information, except as expressly set forth in this Agreement.

8.    Term.  This Agreement will survive until such time as all Confidential Information becomes publicly known and made generally available through no action or inaction of Recipient.

9.     Remedies.  Recipient acknowledges that any breach or threatened breach of this Non-Disclosure Agreement would cause irreparable harm to Companies, and in addition to any other remedies at law or in equity that Companies may have, Companies are entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

10.    Indemnification.  Recipient agrees to indemnify and hold harmless Companies from any damage, loss, cost, or liability (including reasonable attorney fees) arising or resulting from any unauthorized use or disclosure of the Confidential Information by Recipient or any of its employees.

11.    Recipient Information.  Companies do not wish to receive any confidential or proprietary information from Recipient, and Companies assume no obligation, either express or implied, with respect to any information disclosed by Recipient.

Non-Compete Provisions

12.  Non-Compete.    Recipient herewith agrees not to compete with Companies in the following respect: Recipient will not become an employee, agent, consultant, financial backer, officer or director of any enterprise, whether or not for profit, which has as the primary focus of its enterprise mission the television or internet broadcast or communication of water related sports, recreation, waterfront life, water related vacations and leisure, including, for example but not limited to, boating, fishing, swimming, sailing, cruise ship travel, canoeing, kayaking, wind sailing; or the aggregation of video content of such water related sports, recreation, vacation and leisure activities; without written consent of the Companies.

13.    Term.  This Non-Compete shall be for a period of three years.

14.     Remedies.  Recipient acknowledges that any breach or threatened breach of this Non-Compete Agreement would cause irreparable harm to Companies, and in addition to any other remedies at law or in equity that Companies may have, Companies is entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

15.    Miscellaneous.  This Agreement will bind and inure to the benefit of the parties and their successors and assigns.  This Agreement will be governed by the laws of the state of Washington, without reference to conflict of laws principles.  This document contains the entire agreement between the parties with respect to the subject matter of this Agreement.  Any failure to enforce any provision of this Agreement will not constitute a waiver of that provision or of any other provision.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties.  This Agreement may be executed in two or more counterparts, each of which is deemed to be an original, but all of which constitute the same agreement.

ENTHUSIAST MEDIA HOLDING, INC.	RECIPIENT
By:	By:
Name:	Name:
Title:	Title:
INTERNET MEDIA SERVICES, INC.
By:
Name:
Title:

Schedule 2.1(a)

Equipment

Five full office suites including desks, credenzas, chairs, file cabinets, bookcases, misc. water sports and recreation decorations.  HP Laserjet 3330 printer/fax/copier, (2) Dell Laptops, (3) Desktop PC Towers/Monitor/Keyboards, HP Office Jet 7410 fax/printer, Cannon i850 printer, HP 750 printer/scanner/copier, HP Deskjet 6540, NEC MultiSync LCD monitor, Microsoft Bluetooth Expanded Keyboard, fax machine, Tech Solutions shredder, TIVO unit, (2) Panasonic DVD players, Arris wireless remote router, Reception desk computer/monitor & keyboard, reception chair, two-drawer filing cabinet, wrought iron bench and side table, Water Channel backlit sign, 8’ x4’ canvas display, Sony VHS player, Sony HD CD/DVD player, pull down movie screen 48x60, (3) white boards, media vault, (2) Boone display easels, various tables and chairs, (4) decorative silk plants, misc. kitchen utencils/dishes/serving items, Sunbeam hot/cold water cooler, misc. office equipment, misc. office software, misc. office supplies.

Dell Latitude D600 Computer, (2) Panasonic 6840H Duplicating System, (1) Panasonic 6850H Duplicating System, (3) Sony ELECTRET condenser microphones, Compact HDV,  Sennheiser boom microphone, Sennheiser MZW816 boom microphone wind cover, Bell-Howell 16mm film projector, Brother Laser Fax/Copier/Printer, (2) 25" Sharp Aquos HDMI/HD Flatscreen TV, (2) 18" Flatscreen TV, Mac Powerbook G-4 Computer 17", (2) AVID Express Mojo Editing Suites, (2) AVID Mojo Digital Nonlinear Accelerator, Final Cut HD Software, (1) VAIO laptop, (3) Sony BetaCam SP Player/Recorders, KDSUSA computer monitor and Microsoft keyboard, Betacam Players, Betacam Player/Recorder and rack. (4) Sony Trinitron Monitor, PowerMac G5 (at Computer Help), Panasonic DVCPRO50 Digital Video Cassette Recorder (missing), (2) Apple 17” Cinema HD Display, (2) Apple Final Cut Keyboards, Rimmage 2000i CD/DVD Duplicator/Printer, Dell Dimension Desktop, Sony Automatic Editing Control Unit, Shure Multi-Channel Field Mixer, [Editing Equipment Rack containing (2) Fostex 6301B Patchbay, ADC HD Patchbay, LMD442 Quad Screen Panel, ADC Digital Audio Router, BetaSP UVW1800 Player/Recorder, Nova 700 Digital Time Base Corrector, Sony HighFi VHS Player/Recorder, Sony DVD Player,] Sony SVHS Player/Recorder, ESE Distribution Amplifier, Dell 16” Monitor, HUGE Systems Media Vault, NEC 18” Computer Monitor, 3ccD1080i HDV Camcorder, Sachtler Tripod System, Lowel DV Creator 44 Tungsten 4 light kit, Lowel Multiple Light Kit, Lowel Caselite 2 Florescent Tungsten Kit, Harris ICON Station, Keytronic Wireless Keyboard, Keytronic Keyboard, Sony BetaCam Field Deck, Sony Trinitron Field Monitor, Sony Field AC Adaptor,  Sony HDV Camera, Panasonic Mini DV Camera, High8 recorder/player, Sony DCR-VX1000 Digital Handycam Camera and case, Sony BetaCam Camera, SonySP VO-9600 Player/Recorder, Sony VO-5600 Player/Recorder, Player/Recorder Equipment Rack, Mackie 1402-VLZPRO 14 channel line mixer, Sigma Electronics Signal Generator, Yamaha Speaker System, Grass Valley Group Switcher, Netgear 24 port Ethernet switch, stage lighting, 6 ¾ SP field recording decks, Field Batteries, Microphone Boom, Boom Rolling Cart,  various surge protectors, Sunbeam Freightmaster Electronic Scale, Altec Lansing Sound System, Sound Ideas Sound Effects Library Series 2000, (3) Omni Music Library. Misc. cables, tape stock and edit support equipment and equipment and software manuals. 40’ X 24’ Skyline Exhibits trade show booth staging with full display graphic panels.  Misc. stage props and paraphernalia. Various studio camera gear, miscellaneous lighting gear, dollies, moving blankets, paint and miscellaneous lumber for sets, various water sports and recreation gear.

Schedule 2.1(b)

Inventory

Norwalk on Water, (6) Sailboat Showcase, (6) Powerboat Showcase, (5) USA Waterski Championship series, (48) Club Blue episodes, Pulling In, Rip Pro Curl surfing championship, New York Boat Show, Miami Boat Show, Fort Lauderdale Boat Show, Norwalk Boat Show, 22 :20 Network promotional ad series, Series promotional spot ads for proprietary and licensed content for all series and one off showings.   256 hours of Water Sports and Recreation Video and film content submitted for broadcast and web showings, Water Channel Film and Video Archive, Water Channel pre-roll logo designs and ads, Water Channel logo post roll and end roll designs and ads, Club Blue pre-roll logo designs and ads, Club Blue logo post roll and end roll designs and ads, (2) Music library, Extensive still photography library both proprietary and licensed. All Virtual Reality set designs produced for the Water Television Network and Web Site by Ronan Lasry (Includes Perpetual License).  (2) Photos, 01 Images – Water Related [Purchased, Magazine Covers, Club Blue Set Shots], (2) MCE Backup 2-28-07 Waterchannel.com/MCE Networks.com Dev & Live, WC Miami Boat Show 2006 Disc 1 [Consolidated Sales Sheet, Consumer 4 Pager, Cocktail Invite], WC Miami Boat Show 2006 Disc 2 [Donzi Photos, Getty Images, Celebrity Headshots, Hawaii Shots, Emmy Wall], WC Miami Boat Show 2006 Disc 3 [DVD Labels, Brochure Images, Press Kit ½, Set Shots, Program Handouts, Shipping Labels, Surf-Shots, Trade Show Photos, src], WC Miami Boat Show 2006 Disc 4 Consumer Promo, WC Miami Boat Show 2006 Disc 5 Poster, WC Miami Boat Show 2006 Booth Disc 1 of  3, WC Miami Boat Show 2006 Booth Disc 2 of  3, WC Miami Boat Show 2006 Booth Disc 3 of  3, Club Blue ’04-’05 DVD Project Disc 1 [Print Files-DVD Screens & Menu, Coastal Living Intro, src], Club Blue ’04-’05 DVD Project Disc 2 [01 Assets, AE Renders a], Club Blue ’04-’05 DVD Project Disc 3 [01 Assets, AE Renders b], Club Blue ’04-’05 DVD Project Disc 4 [01 Assets c, Patrick 010505 Video, DVD CG, Sage Jumpbacks], Club Blue ’04-’05 DVD Project Disc 5 [01 Assets d, Various Elements], Club Blue ’04-’05 DVD Project Disc 6 [01 Assets e, Various Elements], Club Blue ’04-’05 DVD Project Disc 7 [02 in Progress, Various Elements], Club Blue ’04-’05 DVD Project Disc 8 [03 Comps, 04 Delivered], Club Blue ’04 – ’05 Sales Kit Disc 9 [Print Materials, Sales Sheets], Club Blue ’04 – ’05 Sales Kit Disc 10 [Print Materials, Sales Sheets], Club Blue ’04-’05 Various Disc 11 [Web CB Collateral-Set-Design-Episodes-src-Archive], MCE Corporate Disc 1 Nov. ’05 – July ’06 Various, MCE Corporate Disc 2 Nov. ’05 – July ’06 [Boat Show Photos], MCE Corporate Disc 3 Nov. ’05 – July ’06 [Logos], WC Miami 02 in progress a [Banner, Logo over Water], WC Miami 02 in progress b [Banner, Logo over Water], Water Channel Disc 1 Feb. ’06 – Oct. ’06 Archive 1 [Ad Slugs, Banner-for-Trade-Ad, Biz Cards, DVD CD Label, DVD Labels], Water Channel Disc 2 Feb. ’06 – Oct. ’06 Archive 2, Water Channel Disc 3 Feb. ’06 – Oct. ’06 [Email Newsletter, Envelopes, Folders, Greeting Cards, labels, Letterhead, Mailing Labels 5163, Media Kit], Water Channel Disc 4 Feb. ’06 – Oct. ’06 [MIBS DVD, Outdoor Banner, Streaming On-Demand Video Assets, Video Promos], Water Channel Disc 5 Feb. ’06 – Oct. ’06 [Flash Development, Newsplash, Wireframe, Push Instructions Clubblue,  Marketing Plan Waterchannel.com, Water Channel Disc 6 Feb. ’06 – Oct. ’06 HTML Development 1 src Archive [Clubblue Promo Banner, Events – Feature Items Page, Get WC Today, Home Page, Newsplash, NoFlashPage, Pop-up Video Window, Product Image Video, Program Schedule, Slideshow Graphics, Sub Promos, Site Plan], Water Channel Disc 7 Feb. ’06 – Oct. ’06 HTML Development 2, Water Channel Disc 8 Feb. ’06 – Oct. ’06 HTML Development 3 [Show Pages 2, X20], MCE Archive 2004-2005 [Blue Whale, Flowcharts, Wireframes].

Club Blue Shows & Promotions:  Water Channel 1.5 Hour Dish 216, Chaos Rods – Club Blue, Stay Alive Club Blue Advertorial, N.I.P. Tide Clocks :30, Club Blue Promo – Rev, Club Blue Show #0001, Club Blue Show #0002, Club Blue Show #0003, Club Blue Show #0004, Club Blue Show #0005, Club Blue Show #0006, Club Blue Show #0007, Club Blue Show #0008, Club Blue Show #0009, Club Blue Show #0010 [Sebago], Club Blue Show #0011, Club Blue Show #0012, Club Blue Show #0013, Club Blue Show #0014 [Helley Hansen], Club Blue Show #0015 [High Shine Products], (3) Television’s New Wave.  Water Channel Shows & Promos:  (2) Water Channel Feb. ’06 [Learn About: A. Waterchannel, B. Club Blue, Club Blue episode View Promo], WC Image Promos 4x:15, Pulling In Web Promo, Showcase Promos 2x:30, Water channel 4 :15 New Image Promos.  Water Channel DVD #1:  Club Blue Miami Compilation, Miami Sunset Cruise, Radio Pod Master, “Beyond the Sea” Plug & Play, Water Channel Miami Loop, Promos New Version, Water Channel Launch Promos, Water Channel Wallpaper, Club Blue Miami Master Compilation, Club Blue Wed A, Club Blue Logo Animation, Water Channel Presents Norwalk on Water 2005, Club Blue Miami/Water Channel Miami/Club Blue Show Demo/Water Channel Image Promos, Water Ski Promo Loop, Water Channel Launch Campaign, Water Channel Ad Campaign, New York Boat Show Presentation “Beyond the Sea”, Club Blue & Water Channel Logo Animation, Aqua Kids Promo Pics, Miami Boat Show Press Information, Water Channel Sailboat/Powerboat Showcase Graphics, NMMA Generic Reel #1/#2/#3, Miami Vignettes ’06, USA Water Ski USA06-01 Hall of Fame, The Boating Life 8 Vignettes Compilation Reel, Miami DVD with Chapters, Sailboat DVD DVC PRO 50, Miami International Boat Show Photos, Miami ’06 Press Packet DVD, USA Water Ski Shows USA06-3 Hydrofoil, Beyond the Sea Logo Miami ’06, Club Blue Commercial & WC Promos, Club Blue Miami Master Final.  Water Channel Productions DRR1 & DRR2 Rev Squeezes, Norwalk 1-20 B-Roll Tapes, USA Water Ski USA06-02 Wakeboard, 2006 World Barefoot Championships, USA Water Ski Barefoot Worlds, Stay Alive 1, Stay Alive 2, Club Blue Episodes #1 - #36, Club Blue Background Plates, Club Blue Sales Video Ultimate Composite Reel #2, Club Blue Sales Video Ultimate Hi Con Reel #2, Get Wet Mike Tice Salmon Derby, Water Channel Promos and Bumps, Get Wet Episodes 1, 2, 3, 4, 4a, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 25, 28,  Get Wet Sibling Skiers, Get Wet Neil Rabinawitz Marine Photographer, Water Sports World Episodes 7, 8, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, Karen Thorndike Mastering the Capes, Desolation Sound, Helifishing, Rancho Romance #1 & #2, Wind Junkies #1-#6, Nevada River Daze #1-5, Discovery #1-#3, Seward #1 & #2, 185 Tapes - Water Sports and Recreation Location/Event Archives.
All other assets from Seller’s Production Department including but not limited to film and video archive and assets (still and otherwise), client contact information, records regarding outside support services, production licensing agreements, clearances, files both electronic or written regarding all production processes, all completed productions licensed to Seller, broadcast licenses, contracts and clearances, all in-house original productions, any and all contact information and correspondence between Seller’s production department and its licensees, outside contractors, interoffice memoranda, logs, communications with in-house and outside contractors and purveyors, show concepts, designs and any information regarding negotiations relating to programming opportunities with outside producers, directors, sponsors, syndicators or representative(s) regarding programming, sponsorship or advertising, network programming grids, as run logs and reports, edit decision lists, footage, completed original productions, productions in progress, Water Channel promotional clips, graphics, graphic packages, completed and produced graphics, Station id’s, promotional and sponsorship spots, soundtracks, all work related communications (digital or otherwise), usage rights, licenses and clearances, product advertorials, virtual reality set designs, and details of any discussion with outside producers.
Assets including any information regarding the study, design, development, implementation, support or management of Seller’s computer-based information systems, particularly software applications and computer hardware used to electronically convert, store, protect, process, transmit, produce and retrieve information internally and externally.  IT assets including but not limited to the design and wire frame of www.waterchannel.com web site.  All graphic design elements, completed graphic design, graphic packages, other design elements, scripts, still and video photography, underlying technology, wireframes, licenses, market analysis reports, web traffic reports, search engine reports, proposals, peripherals, graphics, scripts, page layout, underlying IT technology and infrastructure and digital assets.

Schedule 2.1(c)

Contracts

Assumption of Lease Agreement for the office space located at Seller’s place of business in Everett, Washington through August, 2013.

Schedule 2.1(e)

Proprietary Rights

All trademarks and trade names filed, in process or issued associated with the acquired assets, MCE Television Networks, Inc., Club Blue, Club Blue Kids, Shopclubblue.com, clubbluekids.com, GetWet, Getwet.com, Getwetnet, Getwetnet.com, Kids Club Blue, Kidsclubblue.com, Water Channel, Water Entertainment Television, Water Network, Waterchannel.com, and all similarly named marks, (e.g. the Water Channel trademark) and all other related trademarks, all trade dress, and all related URL ownership. US Trademark and Patent Office filings and rights thereunder, including, but not limited to all filings for: Shop Club Blue # 78710759, Club Blue # 78710747, The Water Channel #78710744, and KidsClubBlue #78842658.

Schedule 2.1(f)

Trade Accounts Receivable

None
Schedule 2.1(h)

Cash and Cash Equivalents

None

Schedule 2.2

Excluded Assets

None

Schedule 2.3

Assumed Liabilities

Assumption of Lease Agreement for the office space located at Seller’s place of business in Everett, Washington through August, 2013.

Schedule 2.4(a)(v)

Closing Balance Sheet

None

Schedule 3.3

Purchase Price Allocation

Schedule 4.1

Shareholders of Seller

Philip E. Hickey

Schedule 4.2

Consent

None

Schedule 4.6

Litigation

Claims by Secured and Unsecured Creditors a list of whom has been delivered to Buyer

Unpaid Obligation to Snohomish County Personal Property Tax Division

Unpaid Obligation to Snohomish County Real Property Tax Division

Schedule 4.7

Intellectual Property

waterchannel.com
shopclubblue.com
waterchannel.tv

Pursuant to Section 3.1 (b.) of this agreement the Buyer is reserving 728,326 shares of IMS Common stock until the domain name waterchannel.com can be delivered to the control of the Buyer.  The following persons (previously associated with EMH) had/have control/access to the waterchannel.com URL through the domain registrar, Register.com, inc. the shares reserved are as follows:

Robert Shipstad/Shipstad Trust                    700,976 Shares
Jeannie Beck                                                      24,833 Shares

Chuck Silva                                                        2,517 Shares

Schedule 4.8

Insurance

None

Schedule 4.10

Affiliate Interests

The internet domain names of shopclubblue.com and waterchannel.tv listed in Schedule 4.7 are registered in another name and the parties have agreed to transfer such registration to Buyer upon Closing.